Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 13, 2013 with respect to the financial statements of MTH Mortgage, LLC included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Meritage Homes Corporation, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Los Angeles, California

December 9, 2013